Exhibit 23.01

Consent of Independent Registered Public Accountants

We hereby consent to the use in this Registration Statement on Form SB-2, Amendment #1, of our report dated February 17, 2006 relating to the consolidated financial statements of Expedition Leasing, Inc. and Subsidiary (a development stage enterprise), and to the reference to our firm under the caption “Experts” in the Prospectus.

/s/ Pender Newkirk & Company LLP

Pender Newkirk & Company LLP

Certified Public Accountants

Tampa, Florida

August 29, 2006

Pender Newkirk & Company LLP • Certified Public Accountants

100 South Ashley Drive • Suite 1650 • Tampa, Florida 33602 • (813) 229-2321 • Fax (813) 229-2359 • Website: www.pnccpa.com

Member of Private Companies Practice Section and Center for Public Company Audit Firms of the American Institute of Certified Public Accountants